EXHIBIT 99.1

FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
Spencer.sias@varian.com

Varian Medical Systems Board of Directors Authorizes Repurchase of Additional 6 Million Shares of Stock through Calendar Year 2015

PALO ALTO, Calif., August 18, 2014 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that its Board of Directors has authorized the company to repurchase an additional 6 million shares of its common stock between August 15, 2014 and December 31, 2015. Stock repurchases may be made in the open market, in privately negotiated transactions including accelerated share repurchase programs, or in Rule 10b5-1 share repurchase plans, and also may be made from time to time or in one or more larger blocks. This authorization is in addition to the approximately 1.25 million shares remaining under a current 6 million share repurchase authorization that covers the period between December 30, 2013 and December 31, 2014. The company expects to begin repurchasing shares under the new authorization during the first quarter of fiscal year 2015.

Share repurchases will be conducted in compliance with applicable legal requirements, including the Securities and Exchange Commission's (SEC) Rule 10b-18, and the timing of the repurchases and the number of shares to be repurchased at any given time will depend on market conditions, SEC regulations, and other factors.  Shares will be retired upon repurchase. The repurchase authorization does not obligate the company to acquire any particular amount of common stock and may be modified, suspended or terminated at any time at the company's discretion.

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About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes and digital detectors, for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 6,700 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future financial results and any statements using the terms “may,” “will,” or similar statements, are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effects and impact of any share repurchases, including the number of shares repurchased and the aggregate cost to the company; the company’s ability to effect share repurchases in general on favorable terms, or at all; the company’s ability to generate sufficient cash flow or borrow funds to effect stock repurchases, and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.